Yolo Rum Invest Wefunder Video.mp4 (3m 41s) 5 speakers (Larry, Cathy, Group, Narrator, Larry and Cathy)

[0:00:05] Larry: Hi, I'm Larry.

[0:00:07] Cathy: And I'm Cathy G. You know us.

[0:00:10] Larry: We are so fired up to tell you about Yolo rum. Quickly, we'll start from the beginning. This is Phil.

[0:00:16] Cathy: We've known Phil for years.

[0:00:18] Larry: And this is his beautiful wife Jessica.

[0:00:20] Cathy: Oh, I love Jessica. And their daughter too. Now after Phil met Jessica, he traveled to Central America to visit her.

[0:00:27] Larry: And then he fell in love.

[0:00:28] Cathy: Of course he did, she's amazing.

[0:00:30] Larry: Oh, I was talking about the rum.

[0:00:32] Cathy: Oh.

[0:00:32] Group: Yolo.

[0:00:37] Narrator: Yolo rum is a premium rum company that sells rum made in Panama by the foremost rum maker in the world, Don Pancho Fernandez. Yolo rum features three expressions: Yolo rum gold, Yolo rum silver, and Yolo rum clear. You only live once, enjoy responsibly.

[0:01:02] Cathy: Now I want you to meet our super dynamic team.

[0:01:07] Larry: Jared.

[0:01:09] Cathy: Regan.

[0:01:10] Larry: Christopher.

[0:01:12] Cathy: Samuel.

[0:01:13] Larry: James.

[0:01:14] Cathy: Eric.

[0:01:16] Larry: Michael. We don't even get paid to work because we're so passionate about Yolo rum.

[0:01:21] Cathy: We get paid in fun. It's even more fun that the premium rum market is starting to take off.

[0:01:26] Larry: Yolo rum is trying to catch the wave.

[0:01:28] Cathy: You'll instantly know why it's won 18 prestigious awards. Yolo rum stands alone.

[0:01:34] Larry: Our secret is Don Pancho. He's a Cuban born legend that now lives in Panama where he makes Yolo rum from the finest ingredients.

[0:01:40] Cathy: Another Yolo secret weapon is our new national distributor, Mexcor.

[0:01:45] Larry: We'll be growing our current market, and expanding to more states too.

[0:01:48] Cathy: Yolo rum's hype machine combined with Mexcor sales and amazing rum is the formula for success.

[0:01:54] Larry: The liquor and spirit industry is stuck in the past. I like to say we are stuck in the future. We utilize digital media, digital production, digital marketing, and social media.

[0:02:02] Cathy: We call those digital assets, or intellectual property, and Yolo rum has a lot of it.

[0:02:08] Larry: Over 600 gigabytes. That's equivalent to over 1.4 million 1500 kilobyte photos.

[0:02:13] Cathy: The name Yolo just evokes passion and makes a statement. That's our market advantage.

[0:02:19] Larry: Everyone remembers the brand the first time they see it.

[0:02:21] Cathy: Studies show that it normally takes seven times or more. That's why Yolo is an amazing brand name.

[0:02:27] Larry: Yolo rum is also an amazing brand.

[0:02:29] Cathy: The way Yolo rum is made is kind to mother earth, which is important to us and our customers.

[0:02:34] Larry: We support dozens of charity events and organizations.

[0:02:37] Larry and Cathy: We love our customers.

[0:02:42] Larry: Let's get to business. Yolo rum is distilled, aged, and bottled in Panama, and is shipped here by boat.

[0:02:49] Cathy: We sell Yolo rum to distributors who distribute to liquor stores, bars, and restaurants.

[0:02:51] Larry: Yolo rum is forecast to add over 500 liquor establishments by the end of 2018, and double that for next year.

[0:02:58] Cathy: Yolo rum needs your help to fund our growth.

[0:03:01] Larry: Yolo rum wants you to share our passion. That's why we're offering equity based shares for sale. You can be an owner too.

[0:03:06] Cathy: We've invested our money, time, and talent, and now we're asking you to be a part of the passion too.

[0:03:11] Larry: Tell everybody you know about this amazing opportunity now. There are a limited number of shares for sale for a limited time.

[0:03:17] Cathy: This may be your only opportunity to invest. Be the passion.

[0:03:21] Group: Yolo, Yolo, Yolo, Yolo, Yolo, Yolo, Yolo, Yolo, Yolo, Yolo, Yolo, Yolo, Yolo, Yolo. [0:03:37]